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                                      AGREEMENT

          Theodore Tannebaum ("Tannebaum") hereby sells 616,946 shares of common stock, par value $.001 per share ("Common Stock"), of M T Financial Group, Inc., a Nevada corporation (the "Company"), to Kathleen A. Beauchamp ("Beauchamp") at a price of $.0463055 per share for an aggregate of $28,568. Beauchamp agrees to pay for the same on April 15, 2002 or thereafter on demand, with interest on the unpaid principal at 10% compounded annually from the date hereof.

          Beauchamp understands that the Common Stock has not been and will not in the foreseeable future be registered under the Securities Act or applicable state securities laws and is being offered and sold to Beauchamp in reliance upon federal and state exemptions for transactions not involving any public offering. Beauchamp is acquiring the Common Stock for her own account for investment purposes and not with the view to the resale or distribution thereof except in compliance with applicable securities laws. Beauchamp has received information concerning the Company and is able to evaluate the merits and risks in holding the Common Stock either on her own behalf or based on advice from her advisors, and is able to bear the economic risk and lack of liquidity inherent in holding the Common Stock.

          The Common Stock will be registered in the name of Kathleen A. Beauchamp at 875 N. Michigan Avenue, Suite 2930, Chicago, Illinois 60611 but will be held by Tannebaum, along with stock powers signed by Beauchamp in blank with signature guarantee, as collateral for Beauchamp's payment of the purchase price and Beauchamp hereby grants to Tannebaum a security interest in such Common Stock to secure full payment of the purchase price. Further, until all of the purchase price for the Common Stock being purchased hereunder is fully paid, Beauchamp hereby grants Tannebaum a proxy to vote all of said Common Stock on any matter calling for a shareholder vote or providing for a shareholder consent. Beauchamp acknowledges that this proxy is coupled with an interest and will survive the death or disability of Beauchamp.

          Tannebaum represents and warrants to Beauchamp that he has good and marketable title to the Common Stock, free and clear of any liens or encumbrances except securities law restrictions, which restrictions shall apply to the Common Stock. Accordingly, the certificate in Beauchamp's name representing the Common Stock shall carry the following legend on the reverse side:

          No sale, offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Federal Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares.

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          Further, in the event the Company's contemplated Plan and Agreement of
Recapitalization and Merger is to be consummated, Beauchamp agrees prior to the consummation to (1) contribute to the Company's treasury 516,946 shares of the Common Stock, retaining only 100,000 of Common Stock, for which she will nevertheless be obligated to pay Tannebaum the full $28,568 ($0.28568 per share) and (2) join into the Voting Agreement (a copy of which is attached) regarding the 100,000 shares of Common Stock and agrees to vote such 100,000 shares of Common Stock in accordance with the vote or consent of the other Chicago Stockholders (as defined in the Voting Agreement), which Voting Agreement with respect to the 100,000 shares of Common Stock shall be effective so long as Beauchamp has a beneficial interest in said 100,000 shares of Common Stock.

          This Agreement is made as of April 15, 1997.


                              /s/ Kathleen A. Beauchamp
                              -----------------------------------
                              Kathleen A. Beauchamp

                              /s/ Theodore Tannebaum
                              -----------------------------------
                              Theodore Tannebaum









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